As filed with the Securities and Exchange Commission on April 21, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Amendment No. 1)
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

PHARMION CORPORATION
(Name of Subject Company — Issuer and Filing Person — Offeror)

OPTIONS TO PURCHASE COMMON STOCK,
par value $0.001 per share
(Title of Class of Securities)

71715B 40 9
(CUSIP Number of Class of Securities)

Steven N. Dupont
Vice President and General Counsel
Pharmion Corporation
2525 28th Street
Boulder, Colorado 80301
(720) 564-9100
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:
James C. T. Linfield, Esq.
Daniel P. Meehan, Esq.
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
720-566-4000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$2,077,695	$222.32

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 704,237 shares of Common Stock of Pharmion Corporation par value $0.001 per share (“Common Stock”), having an aggregate value of $2,077,695 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of April 12, 2006.

**	$107.00 per $1,000,000 of the aggregate offering amount (or 0.000107 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #5 for Fiscal Year 2006, effective November 27, 2005. The filing fee was previously paid with the Schedule TO filed with the Securities and Exchange Commission on April 19, 2006.

☐	Check box if any part of the fee is offset as provided by Rule 0- 11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: Not applicable	Filing Party: Not applicable.
Form or Registration No.: Not applicable	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
      Check the appropriate boxes below to designate any transactions to which the statement relates:
      ☐     Third-party tender offer subject to Rule 14d-1.
      ☑     Issuer tender offer subject to Rule 13e-4.
      ☐     Going-private transaction subject to Rule 13e-3.
      ☐     Amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer:     ☐

SCHEDULE TO
(AMENDMENT NO. 1)
      This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by Pharmion Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 19, 2006, relating to the offer by the Company to exchange all stock options to purchase shares of the Company’s common stock, par value $0.001 per share, that were granted before April 1, 2005 and that have exercise prices equal to or greater than $21.00 per share, currently outstanding under the Company’s 2000 Stock Incentive Plan (the “Plan”), held by eligible optionholders for new options to purchase shares of the Company’s common stock to be granted under the Plan, upon the terms and subject to the conditions set forth in the Offer dated April 19, 2006, and related attachments thereto.

ITEM 12.     EXHIBITS.

Exhibit
Number	Description

99.(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated April 19, 2006.
99.(a)(1)(B)*	Form of Stock Option Exchange Election Form.
99.(a)(1)(C)*	Form of Transmittal Memorandum.
99.(a)(1)(D)**	Text of an email message to Pharmion employees from Pam Herriott, Vice President, Human Resources of Pharmion, dated February 14, 2006.
99.(a)(1)(E)***	Text of an email message to employees of Pharmion with the title of Vice President or Director from Pam Herriott, Vice President, Human Resources of Pharmion, dated February 28, 2006.
99.(a)(1)(F)	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2006, and incorporated herein by reference.
99.(a)(1)(G)*	Text of an email message to employees of Pharmion with the title of Manager, Vice President or Director from Steve Dupont, General Counsel, dated April 19, 2006.
99.(a)(1)(H)*	Text of an email message to Pharmion Employees Eligible to Participate in the Option Exchange Program with a copy to Employee Managers, Vice Presidents and Directors from Pam Herriott, Vice President, Human Resources of Pharmion, dated April 19, 2006.
99.(a)(1)(I)	Pharmion Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006, and incorporated herein by reference.
99.(a)(1)(J)	PowerPoint presentation to employees entitled “Pharmion Corporation Offer to Exchange Outstanding “Out-of-the-Money” Stock Options - Highlights for Eligible Employees.”
99.(a)(1)(K)	Text of an email message to Pharmion Country Managing Employees and eligible U.S. employees in remote locations regarding employee information sessions.
99.(b)	Not applicable.
99.(d)(1)	Pharmion Corporation Amended and Restated 2000 Stock Incentive Plan, incorporated herein by reference to the indicated exhibit in Pharmion Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006, as Exhibit 10.35.
99.(d)(2)*	Form of Non-Qualified Stock Option Agreement
99.(d)(3)*	Form of Non-Qualified Stock Option Agreement (Italy)
99.(d)(4)*	Form of Disclaimer to Equity Award Agreements under the 2000 Stock Incentive Plan, as amended and restated
99.(g)	Not applicable.
99.(h)	Not applicable.

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on April 19, 2006, and incorporated herein by reference.

**	Previously filed with the Preliminary Communications on Schedule TO-C filed with the Securities and Exchange Commission on February 15, 2006, and incorporated herein by reference.

***	Previously filed with the Preliminary Communications on Schedule TO-C filed with the Securities and Exchange Commission on February 28, 2006, and incorporated herein by reference.

Schedule TO
(Amendment No. 1)
SIGNATURE
      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Pharmion Corporation

By:	/s/ Erle T. Mast

Erle T. Mast
Its:	Chief Financial Officer
Dated: April 21, 2006

INDEX OF EXHIBITS

Exhibit
Number	Description

99.(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated April 19, 2006.
99.(a)(1)(B)*	Form of Stock Option Exchange Election Form.
99.(a)(1)(C)*	Form of Transmittal Memorandum.
99.(a)(1)(D)**	Text of an email message to Pharmion employees from Pam Herriott, Vice President, Human Resources of Pharmion, dated February 14, 2006.
99.(a)(1)(E)***	Text of an email message to employees of Pharmion with the title of Vice President or Director from Pam Herriott, Vice President, Human Resources of Pharmion, dated February 28, 2006.
99.(a)(1)(F)	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2006, and incorporated herein by reference.
99.(a)(1)(G)*	Text of an email message to employees of Pharmion with the title of Manager, Vice President or Director from Steve Dupont, General Counsel, dated April 19, 2006.
99.(a)(1)(H)*	Text of an email message to Pharmion Employees Eligible to Participate in the Option Exchange Program with a copy to Employee Managers, Vice Presidents and Directors from Pam Herriott, Vice President, Human Resources of Pharmion, dated April 19, 2006.
99.(a)(1)(I)	Pharmion Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006, and incorporated herein by reference.
99.(a)(1)(J)	PowerPoint presentation to employees entitled “Pharmion Corporation Offer to Exchange Outstanding “Out-of-the-Money” Stock Options - Highlights for Eligible Employees.”
99.(a)(1)(K)	Text of an email message to Pharmion Country Managing Employees and eligible U.S. employees in remote locations regarding employee information sessions.
99.(b)	Not applicable.
99.(d)(1)	Pharmion Corporation Amended and Restated 2000 Stock Incentive Plan, incorporated herein by reference to the indicated exhibit in Pharmion Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006, as Exhibit 10.35.
99.(d)(2)*	Form of Non-Qualified Stock Option Agreement
99.(d)(3)*	Form of Non-Qualified Stock Option Agreement (Italy)
99.(d)(4)*	Form of Disclaimer to Equity Award Agreements under the 2000 Stock Incentive Plan, as amended and restated
99.(g)	Not applicable.
99.(h)	Not applicable.

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on April 19, 2006, and incorporated herein by reference.

**	Previously filed with the Preliminary Communications on Schedule TO-C filed with the Securities and Exchange Commission on February 15, 2006, and incorporated herein by reference.

***	Previously filed with the Preliminary Communications on Schedule TO-C filed with the Securities and Exchange Commission on February 28, 2006, and incorporated herein by reference.